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                                                        EXHIBIT 99.1



                                  NEWS RELEASE

For immediate release Thursday, May 2, 2002

COACHMEN INDUSTRIES, INC. EXPECTS FIRST QUARTER
RESULTS TO REFLECT CONTINUED IMPROVEMENT

ELKHART, Ind., May 2, 2002 /PRNewswire-FirstCall via COMTEX/ -- Claire C. Skinner, Chairman, Chief Executive Officer and President of Coachmen Industries, Inc. (NYSE: COA), said that the Company's first quarter results will, as expected, reflect significant improvement compared with the loss of $4.9 million, or $0.31 per share, in the first quarter of 2001. Speaking at the annual meeting of Coachmen shareholders today, Skinner said that complete first quarter results would be released as planned this afternoon.

She remarked, "Our first quarter performance will be directly in line with our previous forecast to operate close to breakeven for the period. The improvement in sales of recreational vehicles that began in the fourth quarter of last year has carried over into 2002. Inventories at the dealer level remain low, and we are encouraged about the positive trend that has developed in retail sales. We continue to anticipate reporting earnings in each of the subsequent quarters leading to earnings, in line with our earlier forecast, of approximately $0.75 per share for the full year. This return to profitability will compare very favorably with our 2001 results and establish a pattern that we can build on in 2003 and beyond."

Founded in 1964, Coachmen Industries, Inc., is one of the nation's leading manufacturers of recreational vehicles with well-known names including Coachmen RV, Shasta, Viking and Georgie Boy. Coachmen Industries is also the largest modular home producer in the nation with its All American Homes and Mod-U-Kraf subsidiaries. Modular commercial and telecommunication structures are manufactured by the Company's Miller Building Systems subsidiary.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to the potential fluctuations in the Company's operating results, the condition of the telecommunications industry which purchases modular structures, the availability and the price of gasoline, the Company's dependence on chassis suppliers, interest rates, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, the impact of consumer confidence and economic uncertainty on high-cost discretionary product purchases and other risks identified in the Company's SEC filings.

For more information:
        Joseph P. Tomczak
        Executive Vice President and Chief Financial Officer
        219-262-0123